As filed with the Securities and Exchange Commission on January 9, 2015
Registration No. 333-36390

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

POST-EFFECTIVE AMENDMENT NO. 2 TO
FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Fuel Tech, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	20-5657551
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

27601 Bella Vista Parkway
Warrenville, IL 60555-1617
630-845-4500
www.ftek.com

(Address of principal executive offices)

1993 Incentive Plan of Fuel Tech, Inc.
(Full title of the plan)

Albert G. Grigonis
Senior Vice President, Secretary and General Counsel
Fuel Tech, Inc.
27601 Bella Vista Parkway
Warrenville, Illinois 60555-1617
(630) 845-4500
(Name, address and telephone
number, including area code, of agent for service)

With a copy to:

Ernest M. Lorimer
Finn Dixon & Herling LLP
177 Broad Street
Stamford, Connecticut 06901-2048
Tel: (203) 325-5000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large Accelerated Filer ☐	Accelerated Filer ☒
Non-accelerated filer ☐	Smaller reporting company ☐

PARTIAL DEREGISTRATION OF SHARES OF COMMON STOCK
This Post-Effective Amendment relates to File No. 333-36390, Registration Statement on Form S-8 pertaining to the registration of 4,843,430 shares of the common stock, par value $0.01 per share (“Common Stock”) of Fuel Tech, Inc. (the “Company”), issuable under the 1993 Incentive Plan of Fuel Tech, Inc., as amended in 2004 (the “FTIP”) which was originally filed with the Securities and Exchange Commission (the “SEC”) and became effective on May 5, 2000 and was thereafter amended by post-effective amendment on October 2, 2006 (the “Prior Registration Statement”).
At the 2014 Annual Meeting of Stockholders of the Company held on May 20, 2014, the stockholders of the Company approved the Fuel Tech, Inc. 2014 Long-Term Incentive Plan (the “2014 Plan”) to replace the FTIP. Effective that date, no additional awards will be made under the FTIP. Effective immediately upon the filing of this Post-Effective Amendment to the Prior Registration Statement, the Company hereby deregisters the shares of Common Stock previously registered for offer and sale under the FTIP and remaining available for future issuance under the FTIP (the “Excess Shares”). Up to an additional 2,984,126 shares of Common Stock subject to outstanding awards under the FTIP that are forfeited, expire, otherwise terminate without issuance of shares, are settled for cash (in whole or in part) or otherwise do not result in the issuance of all or a portion of the shares subject to an award under the Prior Plan (including, without limitation, shares withheld to satisfy the exercise price or withholding tax liabilities) (the “Carry Forward Shares”) will also be deregistered upon such forfeiture, lapse, expiration or termination. The Prior Registration Statement will remain in effect as to the FTIP to cover the potential issuance of shares of Common Stock upon the exercise of the awards to which the Carry Forward Shares are subject. Under the terms of the 2014 Plan, upon the expiration, termination, cancellation, forfeiture or repurchase of the subject awards, the Carry Forward Shares will become available for issuance under the 2014 Plan, will be deregistered from the Prior Registration Statement and will be carried forward to the New Registration Statement (as defined below).
Contemporaneously with the filing of this Post-Effective Amendment to the Prior Registration Statement covering the FTIP, the Company is filing a new Registration Statement on Form S-8 to register 1,416,550 shares of Common Stock for issuance under the 2014 Plan, together with up to 2,984,126 Carry Forward Shares when they become eligible for issuance under the terms of the 2014 Plan as described above (the “New Registration Statement”). In accordance with Instruction E to the General Instructions to Form S-8 and the principles set forth in Interpretation 89 under Section G of the Manual of Publicly Available Telephone Interpretations of the Division of Corporate Finance of the SEC (July 1997), this Post-Effective Amendment to the Prior Registration Statement covering the FTIP is hereby filed to (i) deregister the Excess Shares and (ii) carry forward when eligible under the terms of the 2014 Plan and the applicable award grants, up to 2,984,126 of the Carry Forward Shares and the registration fees paid in respect thereof from the Prior Registration Statement to the New Registration Statement.

SIGNATURE
Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 2 to Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in Warrenville, Illinois on January 9, 2015.

FUEL TECH, INC.
By:	/s/ David S. Collins
David S. Collins
Chief Financial Officer

POWER OF ATTORNEY
KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Douglas G. Bailey and David S. Collins, each of them acting individually, as his or her attorney-in-fact, with the full power of substitution, for him or her in any and all capacities, to sign any and all amendments to this Registration Statement on Form S-8, and to file same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission granting unto said attorneys-in-fact, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming our signatures as they may be signed by our said attorney-in-fact and any and all amendments to this Registration Statement on Form S-8.
Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Douglas G. Bailey	Chairman and Director, President and Chief Executive Officer	January 9, 2015
Douglas G. Bailey	(Principal Executive Officer)

/s/ David S. Collins	Chief Financial Officer (Principal	January 9, 2015
David S. Collins	Financial and Accounting Officer)

/s/ Miguel Espinosa	Director	January 9, 2015
Miguel Espinosa

/s/ W. Grant Gregory	Director	January 9, 2015
W. Grant Gregory

/s/ George F. MacCormack	Director	January 9, 2015
George F. MacCormack

/s/ Thomas S. Shaw, Jr.	Director	January 9, 2015
Thomas S. Shaw, Jr.

/s/ Delbert L. Williamson	Director	January 9, 2015
Delbert L. Williamson

/s/ Dennis L. Zeitler	Director	January 9, 2015
Dennis L. Zeitler

EXHIBIT INDEX

Exhibit No.	Exhibit Title	Filed Herewith	Form	Exhibit No.	File No.	Filing Date

23.1	Consent of McGladrey LLP L	X